                                                                  EXHIBIT 11

                                      Silgan Holdings Inc.
                                Computation of Per Share Earnings
                              (In thousands, except per share data)


                                     Year Ended December 31,

                                  1995        1994          1993
                               ----------   -----------  ----------
Net income (loss)                 (21,806)     (13,031)     (21,983)
                               ==========   ==========   ==========
Weighted average shares
     outstanding               16,181,582   16,181,582   12,705,242

Common stock
  equivalents (1)                 957,345      957,345      957,345
                               ----------   ----------   ----------
Shares used to compute
  net income (loss)
  per share                     17,138,927  17,138,927   13,662,587
                                ==========  ==========   ==========
Earnings per share                   (1.27)      (0.76)       (1.61)


                            Nine Months Ended September 30,
                                  1996        1995
                               ----------  ----------
Net income (loss)                  26,996          (24)
                               ==========   ==========
Weighted average shares
     outstanding               15,261,363   16,181,582

Common stock
  equivalents (1)               1,299,511      957,345
                               ----------   ----------
Shares used to compute
  net income (loss)
  per share                    16,560,874   17,138,927
                               ==========   ==========
Earnings per share                   1.63         0.00

(1) Stock Options outstanding under Plastics' and Containers' stock option plans, which are convertible into stock options under Holdings' stock option plan upon the closing of the Offering, are considered to be issued by Holdings during the twelve months immediately preceding the Offering and have been included in computing earnings per share as if they were outstanding for all periods, using the treasury stock method. Stock options issued by Holdings pursuant to its stock option plan are considered to be anti-dilutive and, therefore, have not been included in periods in which the Company had a net loss. In periods in which Holdings had net income, stock options issued by Holdings have been included in computing earnings using the treasury stock method.